EXHIBIT 99.1

NEWS RELEASE
For Immediate Release	Contact: Patrick J. Lawlor
(925) 328-4656	Vice President Finance/Chief Financial Officer

Giga-tronics Receives Orders in Excess of $4.8 Million

San Ramon, CA – November 30, 2010 – Giga-tronics Incorporated (NASDAQ: GIGA) announced today that it has received orders in excess of $4.8M to supply microwave test equipment for the automation of production at contract manufacturers in China.  The products supplied are part of Giga-tronics’ microwave signal switching family.  These orders are expected to ship this Fiscal Year.

    John Regazzi, CEO of Giga-tronics stated, "Our ASCOR series 8000 was selected due to its ease of configurability for matching a wide range of test setups and because it delivers a guaranteed 10 million cycles of operation.   This award is also significant for Giga-tronics as it represents our first real penetration into Asia and positions the Company for future growth from this region.”

    Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.  Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

    This press release contains forward-looking statements concerning profitability, backlog, shipments and the likelihood of realizing certain tax benefits.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance, the ability to collect receivables and general market conditions.  For further discussion, see Giga-tronics’ most recent annual report on Form 10-K for the fiscal year ended March 27, 2010, Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.